UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2022

The Kroger Co.

(Exact Name of Registrant as Specified in Its Charter)

Ohio	No. 1-303	31-0345740
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street Cincinnati, OH		45202
(Address of Principal Executive Offices)		(Zip Code)

(513) 762-4000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name Of Each Exchange On Which Registered
Common Stock, $1.00 par value per share	KR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Term Loan Credit Agreement

On November 9, 2022, The Kroger Co. (NYSE:KR) (the “Company”) executed a Term Loan Credit Agreement (the “Term Loan Credit Agreement”) among the Company, the lenders from time to time party thereto and Citibank, N.A., as administrative agent, pursuant to which the lenders party thereto committed to provide, contingent upon the completion of the Acquisition (as defined below) and certain other customary conditions to funding, (1) a senior unsecured term loan facility in an aggregate principal amount of $3.0 billion maturing on the third anniversary of the Closing Date (as defined below) and (2) a senior unsecured term loan facility in an aggregate principal amount of $1.75 billion maturing on the date that is 18 months after the Closing Date (collectively, the “Term Loan Facilities”). Borrowings under the Term Loan Facilities will be used to pay a portion of the consideration and other amounts payable in connection with the Borrower’s acquisition of Albertsons Companies, Inc. (the “Acquisition” and, the date on which the Acquisition is consummated, the “Closing Date”), pursuant to that certain Agreement and Plan of Merger, dated as of October 13, 2022, among the Company, Kettle Merger Sub, Inc. and Albertsons Companies, Inc.

The entry into the Term Loan Credit Agreement reduces availability under the Company’s 364-day $17.4 billion senior unsecured bridge term loan credit facility entered into on October 13, 2022 by $4.75 billion.

Borrowings under the Term Loan Credit Agreement will bear interest at the rates specified in the Term Loan Credit Agreement, which vary based on the type of loan and the Company’s debt rating.

The Term Loan Credit Agreement contains a financial covenant regarding the Company’s leverage ratio. The Term Loan Credit Agreement also contains other customary covenants and events of default for credit facilities of this type. Upon an event of default that is not cured or waived within any applicable cure periods, in addition to other remedies that may be available to the lenders, the obligations under the Term Loan Credit Agreement may be accelerated, in each case subject to the terms and limitations contained in the Term Loan Credit Agreement.

Certain parties to the Term Loan Credit Agreement, and affiliates of those parties, provide banking, investment banking, and other financial services to the Company from time to time.

The foregoing description of the Term Loan Credit Agreement does not purport to be complete and is qualified in its entirety by the copy thereof which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Amendments to Existing Revolving Credit Agreement

On November 9, 2022, the Company also entered into an amendment (the “Amendment”) to its Amended and Restated Credit Agreement, dated as of July 6, 2021, by and among the Company, the lenders from time to time party thereto, Bank of America, N.A. and Wells Fargo Bank National Association, as co-administrative agents, and Bank of America, N.A. as paying agent (the “Revolving Credit Agreement” and, the Revolving Credit Agreement as amended by the Amendment, the “Amended Revolving Credit Agreement”), which, among other things, (i) replaces the benchmark rate applicable to Borrowings under the Amended Revolving Credit Agreement from the Eurodollar Rate to adjusted Term SOFR and (ii) amends the maximum leverage ratio permitted under the financial covenant for periods ended after the Closing Date as set forth in the Amended Revolving Credit Agreement.

Certain parties to the Amendment, and affiliates of those parties, provide banking, investment banking, and other financial services to the Company from time to time.

The foregoing description of the Amendment and the Amended Revolving Credit Agreement is not intended to be complete and is qualified in its entirety by the copies thereof which are filed herewith as Exhibit 10.2 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Term Loan Agreement, dated as of November 9, 2022, by and among the Company, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent for the lenders.

10.2	Amendment No. 1 to Credit Agreement, dated as of November 9, 2022, by and among the Company, the lenders party thereto, and Bank of America, N.A., as paying agent to the Amended and Restated Credit Agreement, dated as of July 6, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

By:	/s/ Christine S. Wheatley
Name:	Christine S. Wheatley
Title:	Group Vice President, Secretary and General Counsel

Date: November 10, 2022